Exhibit T3A.16

APPROVED BY
THE GENERAL PARTICIPANTS MEETING
Dated 25 December 2009
[seal: Mid-Russian Distilleries; CLOSED JOINT STOCK COMPANY * MOSCOW * OGRN [illegible] * REGISTERED IN THE REGISTER OF SEAL No. [illegible]]
[signature]
FULL NAME
GENERAL DIRECTOR
ZAO “Mid-Russian Distilleries”
K.N. Zhangozin
[seal: “Group of Companies “Russian Alcohol” * Closed Joint Stock Company * MOSCOW * OGRN [illegible] * REGISTERED IN THE REGISTER OF SEAL No. [illegible]]
[signature]
FULL NAME
GENERAL DIRECTOR
ZAO “Russian Alcohol”
Carlo Radicati di Primeglio

CHARTER

OF LIMITED LIABILITY COMPANY

“FIRST TULA DISTILLERY”

(new version)

Tula

2009

Charter of OOO “First Tula Distillery”

ARTICLE 1.	GENERAL PROVISIONS

1.1.	Limited Liability Company “First Tula Distillery” (the “Company”) has been established under the Civil Code of the Russian Federation, Federal Law On Limited Liability Companies No. 14-FZ dated 08/02/1998 (the “Law”) and is governed in its activity by the mentioned laws, other acts of applicable law and this Charter.

1.2.	The Company has been established for an indefinite term.

ARTICLE 2.	NAME, LOCATION, BRANCHES AND REPRESENTATIVE OFFICES OF THE COMPANY

2.1.	The full corporate name of the Company is:

in Russian:

Abbreviated corporate name of the Company:

OOO

2.2.	Name of the Company in English: OOO “First Tula Distillery”

2.3.	Location of the Company: 5 Nekrasova st., Tula, 300045, Tula Oblast, Russian Federation.

The location of the Company is determined by the place of its state registration.

2.3.	The Company is entitled to establish branches and open representative offices in the Russian Federation and outside it under applicable law, including under legislation of foreign states whose territory accommodates such branches and representative offices unless otherwise provided for by international treaties of the Russian Federation.

ARTICLE 3.	PURPOSES AND ACTIVITY TYPES OF THE COMPANY

3.1.	The principal purpose of the Company is to derive profits from production, commercial, investment and other activity types which are not prohibited by applicable law in the Russian Federation and outside it, including from: (a) production and trade of alcoholic beverages (including their bulk purchase, storage and supply, as well as their retail trade) and other excisable goods, foodstuffs, non-alcoholic beverages, consumer goods, and producer goods, (b) trading and purchasing activity, including wholesale and retail, and commission trade, which includes trade in foodstuffs, alcoholic beverages and tobacco products, rendering of warehousing services, (c) establishment and management of retail and wholesale alcoholic beverage sales networks, (d) organization and operation of production of food products and foodstuffs, (e) establishment and operation of public catering enterprises, (f) transport and forwarding services, cargo carriage, repair and maintenance of transport, operation of motor vehicles and car parks,

Charter of OOO “First Tula Distillery”

(g) rendering of domestic services to the public, (h) technical, repair, warranty and after-sales services for production, industrial and domestic equipment, (i) scientific and technical, design and information research and development, (j) rendering of mediation, marketing (including the granting of licences to use trademarks and trade names), innovation, engineering, consulting, information and advertising services, management and other services, (k) organization and holding of sales exhibitions, auctions, seminars, etc., (l) obtaining investments and investment of funds in enterprises for the production and sale of alcoholic and other beverages, and in other enterprises in the Russian Federation and abroad, (m) management of such enterprises both using own resources and in cooperation with third parties, (n) organization of efficient sales of products produced by enterprises being invested, and from other related activity types;

3.2.	The Company may engage in any activities with the aim of accomplishing the mentioned purposes within the limits established by applicable law and subject to obtaining all necessary licenses or permits, including:

3.2.1.	acquire, own, use and dispose of any real property (including, without limitation, land plots, buildings and structures) and movable property (including securities and participation interest in business companies), and property rights;

3.2.2.	carry out investment activity in any kinds and forms as permitted by law of the Russian Federation;

3.2.3.	carry out production activity of whatsoever character, including creation of new items (including their construction) of movable and real property, their operation, repair and service;

3.2.4.	carry out trading activity, including import and export operations, wholesale and retail trade;

3.2.5.	carry out any other activities as may be necessary and desirable for accomplishing the purposes of the Company.

ARTICLE 4.	LEGAL STATUS OF THE COMPANY

4.1.	The Company is a legal entity established in the form of a limited liability company under the laws of the Russian Federation. The Company keeps accounts, has bank accounts and may on its own behalf enter into contracts, acquire property and personal non-property rights, assume and perform obligations, sue and be sued in courts, arbitration courts and tribunals in the Russian Federation and outside it. The Company may have subsidiary and dependent business companies vested with rights of a legal entity both in the Russian Federation and outside it.

4.2.	The Company acquires its rights as a legal entity from the moment of its state registration.

4.3.	The Company is liable for its obligations only to the extent of the value of its property and is not liable for obligations of its Participants.

Charter of OOO “First Tula Distillery”

Except for the cases provided for by law, the Participants are not liable for obligations of the Company and bear the risk of losses associated with the Company’s activities to the extent of the value of their shares in the Charter Capital of the Company. Company Participants who have not paid for their Shares in full are jointly and severally liable for its obligations to the extent of the value of the unpaid portion of their Shares in the Company’s Charter Capital.

4.4.	The Company has a round seal the specimen of which is approved by the General Director of the Company (the “General Director”). The Company’s seal shall indicate the location and full corporate name of the Company in Russian. The Company’s seal may also contain its full or abbreviated name in English.

The Company may have stamps and letterheads bearing its corporate name, and may have its own logo, as well as a duly registered trademark and other means of individualization.

4.5.	The Company is obliged to register and/or notify the competent registration authorities of any amendments to the Company’s Charter in accordance with the procedure and within the term as are established by applicable law.

ARTICLE 5.	COMPANY PARTICIPANTS (“PARTICIPANTS”)

5.1.	Both individuals and legal entities may be Participants of the Company. Government and local self-government bodies may not be Company Participants unless otherwise provided by federal law. The number of Company Participants shall not be more than fifty.

5.2.	The information on the size and nominal value of the Share of each Company Participant is subject to inclusion in the unified state register of legal entities pursuant to the federal law on the state registration of legal entities. The information to be included at the Company’s establishment on the nominal values of the Shares of the Company Participants is determined on the basis of the provisions of the Company’s foundation agreement or its sole founder’s resolution, including if such shares have not been paid for in full and are subject to payment in the manner and within the term prescribed by the Law On Limited Liability Companies.

5.3.	The Company maintains the list of Company Participants to record information about each Company Participant, size of his Share in the Company’s Charter Capital and its payment, as well as about the sizes of the Shares held by the Company and the dates of their transfer to or acquisition by the Company. The Company is obliged to procure the maintenance and keeping of the list of Company Participants pursuant to the requirements of the Federal Law On Limited Liability Companies.

5.4.	Admission of new participants to the Company (participants of the Company are hereinafter referred to as the “Participants”), withdrawal and expulsion of Participants from the Company, as well as transfer of the Participant’s Share of a portion thereof to another Participant or to third parties is carried out under applicable law and this Charter.

Charter of OOO “First Tula Distillery”

ARTICLE 6.        CHARTER CAPITAL

6.1.	The Charter Capital is comprised of the nominal values of its Participants’ Shares. The size of the Participant’s Share in the Charter Capital is expressed in percent.

6.2.	The Charter Capital of the Company (the “Charter Capital”) constitutes 51,000,000 (fifty-one million) roubles.

6.3.	The Company’s Charter Capital was fully paid by the Participants at the time of state registration of the new version of the Company’s Charter.

6.4.	Additional contributions to the Charter Capital may be made in Russian roubles and in a foreign currency, and/or in kind in the form of construction materials, machinery and equipment, buildings, structures, motor vehicles and other property, securities, rights to use land, water and other natural resources, buildings, structures, machinery and equipment, as well as other property rights, including intellectual property rights and other rights, having a monetary value to the extent to which it is permitted by law.

6.5.	The monetary value of additional in-kind contributions to the Charter Capital is subject to approval by the decision of the General Company Participants Meeting (the “General Meeting”) to be passed by all Company Participants unanimously. The monetary value of any such in-kind contributions is determined on the basis of the market value of the property being contributed. In cases where required by applicable law, such monetary value of additional in-kind contributions is determined by independent valuation.

6.6.	Contributions to the Charter Capital which are expressed or valued in a foreign currency shall be recorded in the Company’s account books in roubles at the official exchange rate of the Central Bank of the Russian Federation as of the date of the contribution.

6.7.	The Charter Capital may be increased by: (i) using own assets of the Company, (ii) using additional contributions of its Participants, and/or (iii) using contributions of third parties being admitted to the Company. The decision to increase the Charter Capital by using additional contributions of its Participants is made by the General Meeting by at least two-thirds’ majority vote of the total number of votes held by the Participants. The decision to increase the Charter Capital based on the Participant’s application (Participants’ applications) for making an additional contribution, and/or based on the third party’s application (third parties’ applications) for its admission to the Company and for making a contribution is adopted by the General Meeting unanimously. The increase of the Charter Capital may be put to vote only provided that all previous contributions to the Charter Capital have been paid for in full.

6.8.	If the Charter Capital is increased by using own assets of the Company, the nominal value of the Shares of all Participants is increased proportionally, without changing the percentage of the Participants’ Shares.

6.9.	If the Charter Capital is increased by using additional contributions by all Participants, the General Meeting shall determine the total value of the additional contributions as well as the ratio, which is uniform for all Participants, between the value of the Participant’s additional contribution and the amount by which the nominal value of his Share will be increased.

Charter of OOO “First Tula Distillery”

The increase of the nominal value shall not exceed the value of the additional contributions.

6.10.	Each Participant is entitled to make an additional contribution to the Charter Capital within 2 (two) months after the date when the General Meeting made the decision under Article 6.9 of this Charter (or a longer term which may be approved by the General Meeting). Each Participant’s Share in the additional contribution shall not exceed such Participant’s Share in the Charter Capital before increasing the Charter Capital.

6.11.	The General Meeting shall make an additional decision on the approval of the results of increasing the Charter Capital and on making the respective amendments to the Company’s Charter within 1 (one) month upon expiry of the term of making an additional contribution which is set in Article 6.10 hereof. The nominal value of the Share of each Participant who made an additional contribution is increased in the proportion determined pursuant to Article 6.9 of this Charter.

6.12.	The General Meeting may make a unanimous decision to increase the Charter Capital on application of one or more Participants, or on application of one or more third parties who wish to become Participants. Such application shall contain the size and composition of the expected contribution, procedure for and term of making such contribution, as well as the Share which the Participant or a third party wishes to acquire in the Charter Capital. The application may also contain additional terms and conditions in respect of the contribution and participation in the Company.

6.13.	Simultaneously with the decision under Article 6.11 hereof to increase the Charter Capital, the General Meeting shall make a unanimous decision to make the respective amendments to the Company’s Charter and to increase the Share of one or more Participants, and to change the distribution of the Shares in the Company, if necessary. The nominal value of the Share being transferred to the respective Participant or third party shall not exceed the value of the respective contribution to the Charter Capital.

6.14.	Additional contributions by Company Participants and contributions by third parties shall be made not later than within six months from the date when the General Company Participants Meeting made the decisions provided for by paragraphs 6.12. and 6.13. of this Charter.

6.15.	The application for state registration of the amendments, reflecting the increase in the Charter Capital to the Company’s Charter which has been signed by the General Director of the Company, and other documents for state registration in connection with increasing the Company’s Charter Capital, increasing the nominal value of the Shares of the Company Participants who have made additional contributions, admission of third parties to the Company, determination of the nominal value and size of their Shares and, if necessary, in connection with changing the Company Participants’ Shares, as well as documents confirming that the Company Participants or third parties have made their additional contributions or contributions in full shall be submitted to the authority performing the state registration of legal entities within one month from the date of making the decision provided for by paragraph 6.13 hereof or from the date of making additional contributions by the Company Participants or third parties.

The application confirms that the Company Participants or third parties have made their additional contributions or contributions in full.

Charter of OOO “First Tula Distillery”

For a period of three years from the time of state registration of the respective amendments to the Company’s Charter, the Company Participants are jointly and severally liable, should the Company’s assets be insufficient, for its obligations to the extent of the value of the additional contributions which have not been made.

6.16.	Should the terms established in Articles 6.10, 6.11, 6.14 and 6.15 hereof be breached, the respective increase in the Charter Capital is deemed as that did not take place. In such case, the contributions made earlier to the Charter Capital in connection with such increase shall be returned within a reasonable period of time to the respective Participants and third parties who participated in the increase of the Charter Capital.

6.17.	The Charter Capital may be decreased by the decision of the General Meeting which has been adopted unanimously by all Participants provided that decreasing the Charter Capital is possible only after notifying all creditors of the Company thereof and after performing other actions provided for by applicable law.

6.18.	If the value of the Company’s net assets proves to be less than the Charter Capital at the end of the second and each subsequent financial years after the registration of the Company, the Company is obliged to declare that the Charter Capital is decreased and have such decrease registered in accordance with the established procedure. Should the net assets value be less than the minimum Charter Capital established by law, the Company is subject to liquidation. The Company is obliged to decrease its Charter Capital in all other cases where such decrease is required by applicable law.

6.19.	The documents for state registration of amendments being made to the Charter in connection with decreasing the Company’s Charter Capital and changing the nominal value of the Company Participants’ Shares shall be submitted to the authority performing the state registration of legal entities within one month from the date of sending the latest notice of decreasing the Company’s Charter Capital and its new size to creditors.

Such amendments enter into force for third parties from the time of their state registration.

6.20.	The Company or its Participants are exempt, to the extent provided for by applicable law, from customs duties and VAT for imports of property being contributed in kind to the Charter Capital (including also when the Charter Capital is increased).

ARTICLE 7.	RIGHTS AND OBLIGATIONS OF COMPANY PARTICIPANTS

7.1.	Each Participant has the right to participate in management of the Company by taking part in the work of the General Participants Meeting and voting at it. The number of votes which each Participant has is proportionate to his Share in the Charter Capital.

7.2.	Each Participant has the right to receive from the Company any information related to the Company’s activities. A Participant is entitled at all times to familiarize himself with the Company’s Charter, as well as with account books and internal regulatory documents of the Company. The mentioned information shall be provided, and copies of the Charter, accounting reporting documents and internal regulatory documents of the Company shall be sent to a Participant free of charge within 3 (three) days upon receipt of the request from the Participant.

Charter of OOO “First Tula Distillery”

7.3.	Each Participant has the right to receive a share during distribution of the Company’s profits, of which the General Meeting notifies from time to time, and a share in the Company’s assets in the event of liquidation of the Company (after satisfying creditors’ claims pursuant to applicable law) proportionally to such Participant’s Share in the Charter Capital.

7.4.	Subject to provisions of Russian applicable law, each Participant is entitled at all times to sell or otherwise dispose of his Share in the Charter Capital or a portion thereof to another Company Participant with the consent of the other Participants.

7.5.	In addition to the rights provided for in Article 7.4 hereof, each Participant is entitled at all times to sell or otherwise transfer his Share or a portion thereof to any third party under Article 19 of the Charter.

7.6.	Each Participant pays for his Share in the Charter Capital in the manner, scope and within the term as prescribed by this Charter and in accordance with the General Meeting’s decisions that have been made on its basis. Participant’s failure to make a full contribution to the Charter Capital within an established term entails the accrual of interest on the unpaid portion of the contribution at the rate established by decision of the General Meeting.

7.7.	A Participant may withdraw at all times from the Company by disposing of his Share to the Company in the manner established by Article 20 hereof. The Participant may demand the acquisition of the Share by the Company in the cases provided for by the Law.

The withdrawal of a Participant from the Company whereby it is left without any Participant is prohibited.

7.8.	Each Participant is obliged to make contributions to the Company’s assets by the decision of the General Meeting which has been passed by all Participants unanimously.

7.9.	Each Participant is obliged not to disclose confidential information about activity of the Company.

7.10.	A Company Participant is entitled to pledge his Share or a portion thereof in the Company’s Charter Capital with another Company Participant or, subject to consent of the General Company Participants Meeting, with a third party. The decision of the General Company Participants Meeting on the consent to pledge the Share or a portion thereof in the Company’s Charter Capital belonging to the Company Participant is passed by a majority vote of all Company Participants. The vote of the Company Participant intending to pledge his Share or a portion thereof is disregarded for the purposes of such voting.

ARTICLE 8.	GOVERNANCE OF THE COMPANY

8.1.	The General Company Participants Meeting (the “General Meeting”), Board of Directors of the Company (the “Board of Directors”) and the sole executive body of the Company, the General Director or through the Managing Organization (the “Manager”), manage the Company. The status of and procedure for operation of the General Meeting, Board of Directors and the Sole Executive Body are described below.

Charter of OOO “First Tula Distillery”

ARTICLE 9.	GENERAL MEETING

9.1.	The General Meeting is a supreme body of the Company. As long as the Company consists of one Participant, decisions on matters falling within the competence of the General Meeting are made by the sole Participant alone and issued in writing, and if follows from the context, any references in provisions of this Charter to the General Meeting are deemed as references to the sole Company Participant, and the provisions of this Charter as related to preparation, convening and holding of the General Meeting, and to decision-making by the General Meeting are not applied, except for the provisions concerning the dates of the annual General Meeting.

General Meetings may be “regular” (held annually for approval of the Company’s annual activity results) or “extraordinary” (held in the cases provided for by this Charter), as well as in other cases if interests of the Company and its Participants require holding such General Meeting.

9.2.	The regular General Meeting, at which the Company’s annual activity results are approved, is held once a year not earlier than on 1 March and not later than on 30 April each year. The annual General Meeting is convened by the sole executive body. It is held at the location of the Company unless the sole executive body decides otherwise.

9.3.	The extraordinary General Meeting is convened by the General Director at his initiative or on demand of: (a) the Board of Directors, (b) the auditor, or (c) Participants having in aggregate at least one tenth of the total number of votes of the Company Participants.

9.4.	The General Director sends a notice of the General Meeting to each Participant not later than 30 (thirty) days before the date of the meeting. The notice shall contain: (a) a complete list of issues on the agenda; and (b) the time and place of the meeting.

The notice of the General Meeting is sent to the Participants by mail or courier service, or delivered personally against signature. The notice of the General Meeting may also be sent by electronic means ensuring the authenticity of transmitted and received messages and their documentary acknowledgement of the receipt.

9.5.	Should the procedure for convening of the General Meeting as established by Art. 9.4 be not observed, such General Meeting is deemed, nevertheless, to be quorate if all Participants take part in it.

9.6.	The Participants attending the meeting shall register prior to the fixed time of opening of the General Meeting. If the registration continues at the time of its opening, the meeting is not opened until all those who were present at the time fixed for the opening of the General Meeting have registered for participating in it. The Participants elect Chairman and Secretary of the General Meeting from among themselves by a simple majority vote. The voting at the General Meeting is held in accordance with the procedure established by Article 7.1 of this Charter.

9.7.	The General Meeting has a quorum for making decisions on issues on the agenda if it has registered and is attended by the Participants themselves who have more than fifty percent of all votes held by the Participants, or through their authorized representatives.

Charter of OOO “First Tula Distillery”

If decisions on all issues on the agenda are made by a majority vote, the quorum requires the presence of the Participants having in aggregate the least required number of votes necessary for making such decisions. Participants’ representatives at the General Meeting produce documents confirming their authority.

9.8.	The General Director organizes the minuting of each General Meeting, and the minutes shall be signed by the chairman of the General Meeting. Copies of the minutes which have been certified by the General Director are sent to the Participants within 10 (ten) days after issuing the minutes of the General Meeting.

9.9.	The Company is entitled, by decision of the General Meeting, to compensate the Participants or their representatives for expenses associated with their participation in the General Meetings.

9.10.	A decision of the General Meeting may be passed without holding the meeting (joint presence of the Participants) but by absentee voting (by way of a poll). Such voting may be held by exchanging documents by mail, telegraph, fax, teletype, telephone, e-mail or other communication means which ensure the authenticity of transmitted and received messages and their documentary acknowledgement of the receipt. Decisions to approve annual reports and annual balance sheets (Article 10.1.3 (ii) of the Charter) may not be adopted by absentee voting. The absentee voting procedure is defined by the Company’s internal document.

9.11.	If there is no quorum for holding the annual General Participants Meeting, a repeated General Participants Meeting with the same agenda shall be held.

If there is no quorum for holding an extraordinary General Participants Meeting, a repeated General Participants Meeting with the same agenda may be held.

9.12.	A repeated General Participants Meeting is quorate (the quorum is present) if it has been participated by the Participants having not less than a half of the total number of the votes held by the Company Participants.

ARTICLE 10.	COMPETENCE OF GENERAL MEETING

10.1	The following issues shall fall within the competence of the General Meeting:

10.1.1	The issues the resolution of which requires unanimity of all Participants:

(i)	reorganization and liquidation of the Company; appointment of the liquidation commission and approval of liquidation balance sheets;

(ii)	decrease in the Charter Capital;

(iii)	increase in the Charter Capital on the basis of the application(-s) of the Participant(-s) for making an additional contribution, and (or) of the application(-s) of the third party (third parties) for admittance to the Company and making a contribution;

Charter of OOO “First Tula Distillery”

(iv)	approval of monetary valuation of in-kind contributions to the Charter Capital made by the Participants and the third parties being admitted to the Company;

(v)	passing the resolution on the allocation of the Company-owned Shares among all Participants in proportion to their Shares in the Charter Capital, or on their disposal to all or some Participants, or third parties;

(vi)	providing the Participant(-s) with additional rights and/or charging additional duties in addition to the rights and duties stipulated by the Law (“Additional Rights and/or Duties”), and making the respective changes and amendments in the Charter;

(vii)	termination/limitation of Additional Rights and/or Duties, and making the respective changes and amendments in the Charter;

(viii)	making amendments in, or exclusions from the Charter, and also changing the provisions included therein, which prescribe the procedure for exercise of pre-emptive right to purchase of the Share or a portion of the Share in the Charter Capital disposed by any of the Participants not in proportion to the number of the Participants’ Shares;

(xi)	passing the resolution on the payment to creditors of the Participant, the Share of which in the Charter Capital is being enforced, of the real cost of such Share in accordance with applicable laws;

(x)	making amendments in, or exclusions from the Charter, and also changing the provisions included therein, which stipulate making additional contributions to the Company’s property pursuant to Art. 27 of the Law;

(xi)	making amendments in, or exclusions from the Charter, and also changing the provisions included therein, which prescribe the procedure for allocation of profit among the Participants not in proportion to the number of the Participants’ Shares in the Charter Capital;

(xii)	making amendments in, or exclusions from the Charter, and also changing the provisions included therein, which prescribe the procedure for determination of the number of the Participants’ votes not in proportion to the number of the Participants’ Shares in the Charter Capital;

(xiii)	determination of the Participants’ responsibility for failure to make contributions to the Company;

(xiv)	other issues which require unanimity in accordance with applicable laws.

10.1.2 The issues the resolution of which requires unanimity of not less than two thirds of all Participants’ votes:

(i)	making changes and amendments in the Charter, and also approval of the Charter in a new version (except for the Charter amendments made in accordance with article 10.1.1 hereof);

(ii)	increase in the Company Charter Capital through the Company’s property or making additional contributions by the Participants;

Charter of OOO “First Tula Distillery”

(iii)	establishment of branches and opening of representative offices of the Company, and their liquidation;

(iv)	passing the resolution on making additional contributions to the Company’s property;

(v)	other issues which require consent of not less than two thirds of all Participants in accordance with applicable laws.

10.1.3 The issues the resolution of which requires simple majority of Participants’ votes:

(i)	determination of guidelines in the Company’s activity, and also passing resolution on participation in associations and other unions of commercial organizations;

(ii)	approval of annual reports and accounting balance sheets;

(iii)	passing the resolution on distribution of the Company’s net profit among the Company’s Participants;

(iv)	election of members of the Company’s Board of Directors and early termination of their powers (both jointly and severally), change in the number of members of the Board of Directors;

(v)	issuance of bonds and other securities by the Company; determination of the terms of their issuance;

(vi)	setting an audit, approval of the Company’s auditor and estimation of payment for his services;

(vii)	resolutions related to establishment of the Company’s funds (including a reserve fund) and contributions thereto;

(viii)	appointment and termination of the General Director’s powers, and resolution of all issues related to the terms of his employment and remuneration, and also passing the resolution on delegation of powers from the General Director to Administrator, approval of such Administrator and the terms of agreement with him;

(ix)	approval of the Company’s internal documents;

(x)	resolution on the approval of transactions in making of which there is a related-party interest (as they are defined by the Law), except for the cases when the payment amount under such transaction or the cost of property being the subject of such transaction is two or less per cent of the cost of the Company’s property as evaluated on the basis of accounting statement data for the last reporting period;

(xi)	giving a consent for pledging by the Participant of his Share in the Charter Capital to another Participant or third party;

(xii)	resolution on the approval by the Company of major transactions related to acquisition, disposal or possibility to dispose by the Company, directly or indirectly, of the property the cost of which exceeds 50 per cent of the Company’s property;

Charter of OOO “First Tula Distillery”

(xiii)	filing a claim in court by the Company seeking for recovery of losses suffered by the Company by actions of the General Director, and for invalidation of major transactions;

(xiv)	resolution on recovery of expenses from the Company’s funds for arranging, convening and holding of the Extraordinary General Meeting in accordance with Article 35(4) of the Law.

(xv)	any other issues which may fall within the competence of the General Meeting in accordance with applicable laws and this Charter

10.2	The issues comprising the reserved matters of the General Meeting may not be assigned to the competence of the Board of Directors and/or General Director.

ARTICLE 11.	BOARD OF DIRECTORS

11.1	The Board of Directors consists of a number of members as determined by resolution of the General Participants Meeting. The number of members of the Board of Directors may be subsequently increased or decreased at the General Meeting by simple majority of votes being present at the General Meeting.

11.2	Members of the Board of Directors are elected by the General Meeting for a five-year period, and may be re-elected for an unlimited number of times. The General Meeting is entitled, at any time, to terminate early the powers of one or all members of the Board of Directors, specifying or not specifying the grounds.

11.3	The Board of Directors appoints the Chairman of the Board of Directors from among its members by simple majority of votes. The Chairman may be re-elected for an unlimited number of times. The Chairman of the Board of Directors organizes the activities of the Board of Directors, convenes meetings of the Board of Directors, prepares all necessary documents and supervises the day-to-day activities of the Board of Directors in accordance with this Charter and applicable laws. The powers of the Chairman of the Board of Directors may, at any time, be terminated by resolution passed by simple majority of votes of the Board of Directors, specifying or not specifying the grounds.

11.4	Members of the Board of Directors may, at any time, check any records, accounts or documents of the Company, and receive any requested data regarding the Company’s activities from the Board of Directors, sole executive body or any officer or employee of the Company.

11.5	In addition to compensation for travel and other expenses incurred due to the participation in meetings of the Board of Directors (all expenses must be evidenced by documents for accounting purposes), members of the Board of Directors are entitled to receive any compensation or remuneration for performing the functions of members of the Board of Directors unless otherwise provided for by resolution of the General Meeting.

11.6	Members of the Board of Directors must act in the interests of the Company, are obliged to exercise their rights and duties with regard to the Company in good faith and on reasonable grounds, and are not entitled to engage in activities that could affect the performance of their duties to the Company or compete with the Company’s activity;

Charter of OOO “First Tula Distillery”

11.7	The Board of Directors is accountable to, and under control of the General Meeting, and is responsible for the results of the Company’s activities and the performance of functions imposed on it.

11.8	The Board of Directors conducts its activities pursuant to the laws of the Russian Federation, this Charter, Regulation on the Board of Directors and resolutions of the General Participants Meeting.

ARTICLE 12.	MEETINGS OF BOARD OF DIRECTORS

12.1	Meeting of the Company’s Board of Directors is convened by the Chairman of the Board of Directors, and also upon request of a member of the Board of Directors, the Company’s auditor or the Company’s General Director.

12.2	Resolutions of the Board of Directors may be passed by:

•	joint presence of members of the Board of Directors at the meeting;

•	sending a written opinion of a member of the Board of Directors;

•	absentee voting (by poll).

When passing resolutions by the Board of Directors, members of Board of Directors attending a meeting, must express their opinions regarding items on the agenda by voting.

The procedure for holding an absentee voting is determined by the Company’s internal document.

12.3	Quorum at the meetings of the Board of Directors must be not less than 50 per cent of the total number of members of the Board of Directors. If the total number of members of the Board of Directors becomes less than a quorum as a result of early termination of powers, resignation or death of one or some of its members, the remaining members are obliged to demand for immediate convening of the Extraordinary General Meeting for re-election of the Board of Directors.

12.4	Resolutions of the Board of Directors are passed by simple majority of votes of its members attending a meeting unless otherwise provided for by this Charter or applicable laws. Members of the Board of Directors are not entitled to issue powers of attorney to other members of the Board of Directors.

12.5	Minutes of meetings of the Board of Directors are executed within 10 (ten) days from the conclusion of a meeting (or written approval) and signed by the Chairman of the Board of Directors. The Chairman of the Board of Directors is responsible for ensuring that all such minutes are true.

13.	COMPETENCE OF BOARD OF DIRECTORS

13.1	The following issues, the resolution of which is passed by simple majority of votes of all its members attending the respective meeting of the Board of Directors, shall fall within the competence of the Board of Directors:

(i)	Granting and raising by the Company of loans, credit facilities, and granting of delays in payment for the amount exceeding 5 (five) per cent of the book value of the Company’s assets according to the Company’s accounting data for the last reporting period preceding the date of conclusion of the respective loan or credit

Charter of OOO “First Tula Distillery”

agreement or granting of delay in payment under any contracts and agreements. Approval is not required if a loan or credit is raised for replenishment of the Company’s current assets and/or for the purposes of exercising an economic activity.

(ii)	Granting of loans to the Company’s employees or third parties, and also a pledge, mortgage and other encumbrances in an aggregate value exceeding USD500,000 (or its equivalent in roubles or any other foreign currency), held by the Company on the basis of the right of ownership or other rights, granting sureties on behalf of the Company in the amount exceeding 5 (five) per cent of the book value of the Company’s assets according to the Company’s accounting data for the last reporting period preceding the date of conclusion of the respective surety agreement.

(iii)	Approval, as advised by the General Director, and termination of powers of the Deputies General Director and the Company’s Chief Accountant, resolution of all issues related to their remuneration and terms of their employment;

(iv)	Approval, as advised by the General Director, of all business-plans, cost estimates, annual balance sheets, annual accounting and financial statements of the Company, and submission of annual balance sheets, annual accounting and financial statements of the Company for approval of the General Meeting;

(v)	Approval of investments and other expenses of the Company in the amount exceeding USD1,000,000 (or its equivalent in roubles or any other foreign currency);

(vi)	Conclusion, termination or change by the Company of any employment agreement for the amount (including all additional payments except for commissions/premiums) exceeding USD180,000 per annum (or its equivalent in roubles or any other foreign currency);

(vii)	Subject to the provisions of Article 10.1.3(xii) hereof, passing the resolutions on the approval of transaction or transactions related to acquisition, disposal or potential disposal by the Company, directly or indirectly, of the property the cost of which exceeds 5 (five) per cent of the book value of the Company’s assets according to the Company’s accounting data for the last reporting period preceding the date of conclusion of the respective transaction. Approval is not required if a loan or credit is raised for replenishment of the Company’s current assets and/or for the purposes of exercising an economic activity.

(viii)	Establishment or liquidation of subsidiary and dependent legal entities of the Company, and acquisition or sale of shares, stakes or other interests in other legal entities;

(ix)	Use of voting rights or other interests in managing the legal entities, both represented by shares, stakes in the charter (share, etc) capital of such legal entities, in ownership, use and/or disposal by the Company, and provided to the Company under any contracts and agreements;

Charter of OOO “First Tula Distillery”

(x)	Approval of transactions in making of which there is a related-party interest (as they are defined by the Law), except for the cases when the payment amount under such transaction or the cost of property being the subject of such transaction exceeds two per cent of the cost of the Company’s property as evaluated on the basis of accounting statement data for the last reporting period;

(xi)	Passing the resolution on making by the Company of a bill transaction, including concerning the issuance by the Company of bills, making direct endorsements, sureties, payment thereunder, without regard to their amount;

(xii)	Passing the resolution on making by the Company of any transaction with respect to acquisition, disposal, encumbrance or providing third parties with rights to the following items of intellectual property: inventions of useful model, industrial prototype, trademark, service mark, name of place of origin, brand name, know-how, innovation proposal;

(xiii)	Other issues which may fallen within the competence of the Board of Directors by the General Meeting pursuant to the laws.

13.2	Right to pass resolutions on the issues which fall within the competence of the Board of Directors may be assigned to the General Director by resolution of the Board of Directors being passed by the majority of three fourths of votes of the Board of Directors members attending the respective meeting (or participating in the written approval procedure).

ARTICLE 14.	GENERAL DIRECTOR

14.1	The General Director, as the Company’s sole executive body, administers the day-to-day operations of the Company. The General Director is appointed by the General Meeting for a five-year period, and may be re-appointed for new term(-s) by resolution of the General Meeting.

Powers of the General Director may, at any time, be terminated by resolution of the General Meeting.

14.2	The General Director acts within the limits and under this Charter, resolutions passed by the General Meeting, the Board of Directors and applicable laws.

14.3	The General Director is accountable to, and under control of the Board of Directors and the General Meeting, and is responsible to them for the results of the Company’s activities and the performance of the functions imposed on him, and submits periodic reports and recommendations to the General Meeting and the Board of Directors, upon their request.

14.4	The General Director must act in the interests of the Company, is obliged to exercise his rights and duties with regard to the Company in good faith and on reasonable grounds, and is not entitled to engage in activities that could affect the performance of his duties to the Company or compete with the Company’s activity.

Charter of OOO “First Tula Distillery”

14.5	For the time of absence of the General Director, his competence shall be transferred in full to his deputy according to the respective order of the General Director or resolution of the General Meeting.

14.6	The Company is entitled to delegate, under agreement, the powers of the General Director to Administrator. If the powers of the sole executive body are delegated to Administrator, the Company exercises civil rights and undertakes civil liabilities through Administrator acting pursuant to the federal laws, other regulations of the Russian Federation and the Charter.

15.	COMPETENCE OF GENERAL DIRECTOR

15.1	The General Director administers the day-to-day operations of the Company, and represents the Company without power of attorney in relations with any third parties within his competence as defined herein and in resolutions passed by the General Meeting or the Board of Directors. Within these limits, the General Director has the right to negotiate, conclude agreements on behalf of the Company, and control their execution, and also hire, promote, control and dismiss the Company’s employees, issue powers of attorney (with or without power of substitution) for performing actions on behalf of the Company, and exercise any other authorities except for the authorities which, under this Charter and applicable laws, fall within the competence of the General Meeting or the Board of Directors.

15.2	The General Director is responsible for preparation of all business-plans, cost estimates, annual balance sheets, annual accounting and financial statements, and also annual company statement, and submits these plans, balance sheets and statements for approval of the Board of Directors;

15.3	The General Director, pursuant to applicable laws and to the extent which does not fall within the competence of the General Meeting and the Board of Directors, has the following powers:

15.3.1	to maintain control over, and dispose of the Company’s property, including its monetary funds;

15.3.2	to conclude agreements on behalf of the Company and ensure their execution;

15.3.3	to develop the Company’s personnel policy, submit it for approval of the Board of Directors, and ensure its implementation after approval;

15.3.4	to hire and dismiss employees of the Company, conclude employment agreements;

15.3.5	to submit recommendations to the Board of Directors and the General Meeting concerning remuneration of the Company’s external auditor;

15.3.6	to approve the Company’s policy concerning the assignment of duties and the preparation of job descriptions for the Company’s employees;

15.3.7	to pass resolutions and issue orders regarding the current issues related to internal activity of the Company;

Charter of OOO “First Tula Distillery”

15.3.8	to open, control transactions and to close banking accounts on behalf of the Company in accordance with applicable laws;

15.3.9	to prepare necessary materials and proposals for consideration by the Board of Directors and/or the General Meeting, and to ensure implementation of resolutions of the Board of Directors and the General Meeting;

15.3.10	to represent the Company in relations with governmental bodies and agencies;

15.3.11	to ensure the compliance with applicable laws by the Company;

15.3.12	to appoint the deputies General Director and chief accountant, subject to their preliminary approval by the Board of Directors, and to distribute duties between them;

15.3.13	to approve instructive materials and regulations on the Company’s structure and subdivisions (except for branches and representative offices);

15.3.14	to approve the Company’s staffing table;

15.3.15	to approve regulations regarding the form and system of payment for labour, internal regulations and other documents governing the Company’s day-to-day operations;

15.3.16	to approve the rules for record management, statements and control over the performance discipline;

15.3.17	to pass resolutions on all other issues concerning the Company’s day-to-day operations which are necessary for achieving its goals and do not fall within the competence of the General Meeting or the Board of Directors.

ARTICLE 16.	FINANCIAL STATEMENT AND ACCOUNTING

16.1	The Company’s financial year is a calendar year (from January 1 till December 31).

16.2	Financial documentation, statistical, accounting and periodic financial statements of the Company are drawn up and, as required, submitted to the competent governmental bodies and to the General Meeting in accordance with the Charter and the accounting rules established by applicable laws. In addition, if required by the General Meeting, periodic financial statements shall be drawn up pursuant to generally accepted international accounting principles and accounting practice.

16.3	The Company may engage an external auditor for conducting annual audit of accounting balance sheets and financial statements of the Company and for the other purposes which may be determined by the General Meeting or be required pursuant to applicable laws.

Charter of OOO “First Tula Distillery”

ARTICLE 17.	PROCEDURE FOR ALLOCATION OF PROFIT AMONG PARTICIPANTS OF COMPANY

17.1	Under resolution of the General Meeting, the Company’s net profit remaining after payment of all taxes, may be paid to the Participants, wholly or partly, on a yearly, half-yearly or quarterly basis according to their Shares in the Company.

17.2	Profit may be allocated in money terms, and may be paid by the Company or its authorized agent.

17.3	The profit amount being allocated in such a manner does not include appropriate withholding taxes. The Company or its authorized agent deducts all withholding taxes within the limits, as provided for by applicable laws, before payment of profit share to each Participant.

ARTICLE 18.	RESERVE FUND

18.1	The Company may create a reserve or other funds in the form and in the amount provided for by the respective resolution of the General Meeting.

ARTICLE 19.	ASSIGNMENT OF SHARE IN COMPANY

19.1	Each Participant is entitled to sell, or otherwise dispose of its Share or a portion of the Share in the Company’s Charter Capital in favour of another Participant (or Participants) on the terms agreed between such Participants. Whereby, consent of other Participants of the Company is required for making such transaction.

19.2	Disposal of the Share or a portion of the Share by any Participant of the Company in favour of third parties by any means except for sale is permitted only with the consent of all other Participants of the Company.

Whereby, such consent is deemed to be obtained provided that all Participants of the Company, within thirty days since the receipt by the Company of the respective application or offer, have submitted written statements concerning the consent for disposal of the Share or a portion of the Share, or within the specified term, have not submitted written statements concerning the failure to give consent for disposal of the Share or a portion of the Share.

19.3	The Company’s Participants use a pre-emptive right to purchase the Share or a portion of the Share of the Company’s Participant at the price of offer to third party;

The Company’s Participants are entitled to use a pre-emptive right to purchase the whole Share or not the whole portion of the Share in the Company’s Charter Capital proposed for sale. Whereby, the remaining Share or a portion of the Share may be sold to third party after a partial disposal of the said right by the Participants at the price and on the terms which were disclosed to the Company and its Participants.

The Company’s Participants may be offered the possibility to acquire the Share or a portion of the Share not in proportion to the number of their Shares.

19.4	Sale or disposal of the Share or a portion of the Share in the Company’s Charter Capital to third parties is permitted subject to compliance with the requirements provided for the Charter and applicable laws of the Russian Federation.

Charter of OOO “First Tula Distillery”

19.5	When selling the Share or a portion of the Share in violation of pre-emptive rights, any Participant or Participants of the Company is entitled, within three months from the time when the Company’s Participant or Participants knew or should have known of such violation, to seek for transfer of purchaser’s rights and duties to them by judicial means.

19.6	It is not permitted to surrender the said pre-emptive rights concerning the purchase of the Share or a portion of the Share in the Company’s Charter Capital.

19.7	The Company’s Participant intending to sell its Share or a portion of the Share to third party must notify the remaining Participants of the Company in writing, and the Company itself, by sending the offer, through the Company for its account, addressed to these parties with specification of the price and information about third party intending to purchase the Share of the respective Participant, and other terms of sale. The offer concerning the sale of the Share or a portion of the Share is deemed to be received by all Participants of the Company at the time of its receipt by the Company. The offer is deemed to be unreceived, if within a term not later than the date of its receipt by the Company, the Participant of the Company did not receive the notice of its withdrawal.

Withdrawal of the offer for the sale of the Share or a portion of the Share after its receipt is permitted with the consent of all Participants of the Company only.

19.8	The Company’s Participants are entitled to use a pre-emptive right to purchase the Share or a portion of the Share within thirty days (or a longer period) from the date of the receipt of offer by the Company.

19.9	If within 30 (thirty) days from the date of the receipt of offer by the Company, the Company’s Participants do not use a pre-emptive right to purchase the Share or a portion of the Share offered for sale, including those which arise as a result of the use of pre-emptive right to purchase the whole Share or not whole portion of the Share, or the waiver of particular Participants of the Company of pre-emptive right to purchase the Share or a portion of the Share, the remaining Shares may be sold to a third party at the price not less than that one fixed in the offer for the Company’s Participants, and on the terms which were disclosed to the Company and its Participants subject to the provisions of Article 19.11 hereof.

19.10	A pre-emptive right to purchase the Share or a portion of the Share in the Company’s Charter Capital possessed by the Participant is terminated on the day of:

•	submission of written application for waiver of this pre-emptive right in accordance with the procedure specified in this clause;

•	expiry of the period of use of this pre-emptive right.

Applications from the Company’s participants for waiver of pre-emptive right to purchase the Share or a portion of the Share must be received by the Company before the expiry of exercise of this pre-emptive right as stipulated in accordance with clause 19.8 hereof.

19.11	The Company does not have a pre-emptive right, in relation of third parties, to purchase the Share or its portion not acquired by other Participants.

19.12	The Share of the Company’s Participant may be disposed only to the extent that has been paid.

19.13	Transfer of the Share in the Company’s Charter Capital in favour of citizens’ successors and legal entities’ assignees being the Company’s Participants, and transfer of the Share

Charter of OOO “First Tula Distillery”

owned by a liquidated legal entity, its Participants having proprietary rights to its property or rights of obligation with regard to this legal entity, are permitted with the consent of the remaining Participants of the Company only.

19.14	Transaction aimed at the disposal of the Share or a portion of the Share is subject to compulsory notarial certification except for the cases specified in Articles 23, 24, clause 2 of Article 26 of the Federal law “On Limited Liability Companies”.

19.15	The acquirer of the Share or a portion of the Share receives all rights and duties of the Company’s Participant which were arose before the assignment of the said Share or a portion of the Share except for rights and duties stipulated by p.2, clause 2, Article 8 and p.2, clause 2, Article 9 of the Federal law “On Limited Liability Companies”.

19.16	The Company is not entitled to acquire the Shares or portions of the Shares in its Charter Capital except for the cases as stipulated by the law.

19.17	In the case of refusal by the Participants to give consent for disposal (except for sale) of the Share or a portion of the Share, the Company, after the receipt of written request from the Participant intending to dispose the Share or a portion of the Share, is obliged to acquire the respective Share. Such acquisition is deemed to be taken place on the date of the receipt by the Company of the respective request. In return, the Company is obliged to pay the Participant the real cost of its Share determined according to the Company’s accounting for the last reporting period preceding the date of request, or subject to a written consent of the Participant to provide the Participant with property in kind, the market value of which corresponds to the cost of his Share. The real cost of the Share is equal to such portion of the cost of the Company’s net assets which corresponds to the Share in the Charter Capital in per cent. Payment of monetary funds or assignment of property is made within 3 (three) months since the assignment of the Share to the Company.

ARTICLE 20. WITHDRAWAL	OF PARTICIPANT FROM COMPANY

20.1	The Participant has a right to withdraw from the Company by means of disposing of the Share to the Company at any time, without consent of other Participants.

Withdrawal of the Company’s participants from the Company, as a result of which no participant remains in the Company, and also withdrawal of the sole Company’s participant from the Company are not permitted.

20.2	In order to withdraw from the Company, the Participant submits a written application to the Company’s General Director who must immediately notify all remaining Participants of the Company of it. The Share or a portion of the Share of the withdrawing Participant is transferred to the Company since the time of submission of the above-mentioned application. In this case, the Company is obliged to pay the Participant the real cost of his Share in the Company’s Charter Capital in money terms or, upon the consent of such Participant, gives him the property at the same cost in kind. If the Participant has not paid its contribution to the Charter Capital in full, the real cost of a portion of his Share in proportion to the paid portion of the Share shall be paid to him.

Charter of OOO “First Tula Distillery”

20.3	For the purposes of Article 20.2 hereof, the real cost of the Participant’s Share is calculated on the basis of the Company’s accounting data for the last reporting period preceding the date of submission of application for withdrawal from the Company, as specified in Article 20.2 hereof. The real cost is paid for the account of difference between the cost of the Company’s net assets and the size of the Charter Capital. If such difference is insufficient for payment to the Participant who submitted the application for withdrawal from the Company, the latter must decrease its Charter Capital in accordance with the procedure specified by this Charter and applicable laws. The real cost should be paid to the Participant within 3 (three) months since the date of occurrence of the respective obligation.

20.4	In the case if the Participant uses his right to withdraw from the Company, as specified in this Article 20 hereof, the Participant has a right to convert the real cost of his Share into foreign currency at his option, and to repatriate it to the banking account abroad, acting in accordance with the Russian laws on currency regulation and control at all times.

20.5	The Participant withdrawing from the Company is not discharged from his obligations as for making contribution to the Company’s property in the case when such circumstances occurred before the submission of application, as stipulated by Article 20.2 hereof.

ARTICLE 21. REORGANIZATION	AND LIQUIDATION OF COMPANY

21.1	In case of reorganization of the Company, the General Meeting shall approve deed of assignment and separation balance sheet, and afterwards, to notify the Company’s creditors of its reorganization.

21.2	Reorganization of the Company may be performed in the form of merger, consolidation, split-off, spin-off and/or reorganization in any form provided for by applicable laws.

21.3	The Company may be liquidated in case of adoption of resolution by the General Meeting being passed unanimously by all Participants (voluntary liquidation), or as a result of delivery of final decision by competent court (liquidation upon court decision).

21.4	The General Meeting must immediately send a written notice about the resolution passed by it to liquidate the Company and a copy of court decision concerning liquidation of the Company to governmental body or bodies performing a state registration of legal entities (“the Authorized Body”).

21.5	Liquidation of the Company entails its termination without transfer of rights and duties to other persons according to the procedure of succession.

21.6	Resolution of the General Meeting regarding a voluntary liquidation of the Company and appointment of the liquidation commission is passed at the suggestion of the General Director or the Participant.

21.7	When liquidating the Company, the General Meeting appoints, upon the consent with the Authorized Body, the liquidation commission.

21.8	The liquidation commission, since the time of its appointment, receives all powers for the Company management. The liquidation commission, on behalf of the Company, appears before the court.

21.9	The liquidation commission posts the publication on the Company’s liquidation and on the procedure and the terms for filing claims by its creditors in printed media. This term may not be less than two months since the time of publication.

Charter of OOO “First Tula Distillery”

21.10	The liquidation commission takes steps in order to determine creditors and obtain accounts receivable, and also notifies creditors of the Company’s liquidation in writing.

21.11	Upon completion of the term for filing claims of creditors, the liquidation commission draws up the interim balance sheet containing the data on the composition of the Company’s property, the list of filed claims and the results of their consideration. Interim balance sheet is approved by the General meeting and agreed with the Authorized Body.

21.12	If the monetary funds available by the Company are not sufficient to satisfy creditors’ claims, the liquidation commission sells the Company’s property by public sale according to the procedure established for enforcement of court decisions.

21.13	Payment of monetary amounts to creditors is made by the liquidation commission in the order of priority as established by the Civil Code of the Russian Federation.

21.14	Upon completion of settlements with creditors, the liquidation commission draws up the liquidation balance sheet approved by the General Participants Meeting and agreed with the Authorized Body.

21.15	The Company’s property remaining after settlement of creditors’ claims is transferred to its Participants in proportion to their Shares in the Company’s Charter Capital.

21.16	The Company’s liquidation is deemed to be completed, and the Company – as have been liquidated after making an entry into the Uniform State Register of Legal Entities.

21.17	Upon the Company’s liquidation, the documents being subject to maintenance for an indefinite term, shall be kept in the archives as determined by appropriate registration bodies. The documents not related to the Company’s employees (for example, resolutions concerning appointment to a post, personal files, etc.) shall be kept in the archive of that administrative district on the territory of which the Company is located. Transfer and sorting of documents is performed for the Company’s account in accordance with requirements of state archive bodies.

ARTICLE 22. MAINTENANCE	OF COMPANY’S COCUMENTS AND DISCLOSURE

22.1	The General Director ensures the maintenance by the Company of originals (or notarized copies) of the following documents of the Company: (i) Memorandum of Association, the Company’s Charter, changes and amendments thereto registered in due course, resolutions on establishment of the Company and the Company’s state registration certificates; (ii) the documents proving the Company’s rights to the property being on its books; (iii) the Company’s internal documents approved by the General Meeting, the Board of Directors and the General Director; (iv) regulations on the Company’s branches and representative offices; (v) the documents related to the issue of bonds and other issuing securities; (vi) annual financial statements; (vii) accounting documents; (viii) consolidated funds statements submitted to the respective bodies; (ix) minutes of the General Meetings, meetings of the Board of Directors, orders of the General Director and other documents signed by him; (x) the list of the Company’s affiliates with specification of the Share in the

Charter of OOO “First Tula Distillery”

Company (if any) owned by each such affiliate; (xi) report of the Company’s external auditor and state and municipal financial control bodies; (xii) the documents related to the Company’s staff, and (xiii) other documents, the maintenance of which is provided for by applicable laws.

22.2	The Participants have the right to obtain information on the Company within a reasonable time period and in the manner established by Article 7.2 hereof.

22.3	In the cases when it is required by applicable laws, and to the extent that it is stipulated by it, the Company shall publish reports about its activity, accounting balance sheets and other information.

Closed Joint Stock Company	[seal: “Group of Companies “Russian Alcohol” * Closed Joint Stock Company * MOSCOW * OGRN [illegible] * REGISTERED IN THE REGISTER OF SEAL No. [illegible]]
Group of Companies “Russian Alcohol”
[signature]
Carlo Radicati di Primeglio

ZAO “Mid-Russian Distilleries”	[seal: Mid-Russian Distilleries; CLOSED JOINT STOCK COMPANY * MOSCOW * OGRN [illegible] * REGISTERED IN THE REGISTER OF SEAL No. [illegible]]
[signature]
Zhangozin K.N.

TRUE COPY

Original Charter is maintained at the Russian Inter-District Federal Tax Agency’s Inspectorate No. 10 for the Tula Region Bound, numbered and sealed 24 (twenty four) sheet(-s)
In words

27 January 2010

Head of Registration Files Maintenance Department

Russian Inter-District Federal Tax Agency’s Inspectorate No. 10 for the Tula

Region [signature] T.N. Novichkova

[seal: Coat-of-Arms of Russia * FEDERAL TAX AGENCY OF RUSSIA * FEDERAL TAX SERVICE ADMINISTRATION FOR THE TULA REGION * INTER-DISTRICT INSPECTORATE NO. 10 FOR THE TULA REGION, OGRN 10771040002099

APPROVED

by resolution of the General Participants Meeting

Limited Liability Company

“First Tula Distillery”

dated 26 October 2011

AMENDMENT No. 1

in the Charter of Limited Liability Company

“First Tula Distillery”

Clause 6.2, Article 6 of the Company’s Charter, due to increase in the Company’s Charter Capital, shall be amended as follows:

“Size of the Company’s Charter Capital (“the Charter Capital”) amounts to 80,000,000 (eighty millions) roubles.”

Presiding at the Extraordinary General Participants Meeting of OOO “First Tula Distillery”

[signature]
Carlo Radicati di Primeglio

Secretary of the Extraordinary General Participants Meeting of OOO “First Tula Distillery”

[signature]
Koltunov S.A.

[stamp: FEDERAL TAX AGENCY’S
[seal: LIMITED LIABILITY COMPANY	INTER-DISTRICT INSPECTORATE
“First Tula Distillery” OGRN	NO. 10 FOR THE TULA REGION,
1047101123630 INN 7107080731	State registration certificates have been issued on 11 March 2004 OGRN 1047101123630
On 9 November 2011 under GRN 2117154358616
Title Deputy head of Department
Signature [illegible]
[seal: Coat-of-Arms of Russia *	Stamp here
FEDERAL TAX AGENCY OF RUSSIA *	Copy of document is maintained at registration body
FEDERAL TAX SERVICE
ADMINISTRATION FOR THE TULA
REGION * INTER-DISTRICT
INSPECTORATE NO. 10 FOR THE
TULA REGION, OGRN
10771040002099